Exhibit 11




                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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                                                       Exhibit 11
                                    Statement Re: Computation of Per Share Earnings

                                            Three Months Ended                           Twelve Months Ended
                                                October 31,                                  October 31,

                                --------------------------------------------  -------------------------------------------
                                        1999                   1998                   1999                  1998
                                ---------------------  ---------------------  ---------------------  --------------------
    (in thousands, except per
                share amount)
                                  Basic    Diluted       Basic    Diluted       Basic     Diluted      Basic    Diluted
                                ---------------------  ---------------------  ---------------------  --------------------
                   Net income        $674       $674        $968       $968       $1,802    $1,802      $9,254    $9,254

      Weighted average shares

                  outstanding       5,951      5,951       6,410      6,410        5,980     5,980       6,498     6,498

      Assumed issuances under

          stock options plans           -         50           -        142            -        81           -       172
                                ---------------------  ---------------------  ---------------------  --------------------
                                    5,951      6,001       6,410      6,552        5,980     6,061       6,498     6,670


    Earnings per common share       $0.11      $0.11       $0.15      $0.15        $0.30     $0.30       $1.42     $1.39
                                =====================  =====================  =====================  ====================
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